Exhibit 99.1

For more information, contact:

Steven D. Schwartz, Vice President-Investor Relations
(515) 273-3763, sschwartz@american-equity.com

FOR IMMEDIATE RELEASE
April 17, 2017

American Equity Mourns Death of Founder
and Chairman of the Board David J. Noble

WEST DES MOINES, Iowa (April 17, 2017) - American Equity Investment Life Holding Company (NYSE: AEL), a leading issuer of fixed index annuities, is sad to announce that David J. Noble, founder and Chairman of the Board of the Company’s Board of Directors, passed away peacefully in his sleep on April 16, 2017. Mr. Noble founded the American Equity group of companies in 1995 and served as Chairman, Chief Executive Officer, President and Treasurer of AEL from its formation until 2009 when he became Executive Chairman of the Board. He retired from full time employment in July 2016.
Mr. Noble built American Equity from the ground up and his legacy will continue to impact the Company into the future. He fully believed that American Equity’s primary responsibility was to create products that helped people preserve their assets and secure a predictable return that they could not outlive. He affectionately called this Sleep Insurance®.
“We are deeply saddened by the passing of our founder and leader,” said John M. Matovina, Chief Executive Officer and President of the Company. “Dave was a visionary leader whose passion for the annuity business was inspirational to the thousands of employees, independent insurance producers and business associates his life touched during his more than 60 years in the insurance industry. In addition, he was a great supporter of our community through the Noble Foundation.”
“Dave built American Equity on the foundation of great people and great service,” continued Matovina. “He always said - and believed - that a company is not a building or a charter, but rather it is the people that make the company successful. We will continue to follow his business model of providing superior customer service and valuing and appreciating every employee, agent and policyholder of American Equity. We send our deepest condolences to his family and friends.”
Please send memories of David Noble to RememberingDave@american-equity.com.

ABOUT AMERICAN EQUITY
American Equity Investment Life Holding Company, through its wholly-owned operating subsidiaries, issues fixed annuity and life insurance products, with a primary emphasis on the sale of fixed index and fixed rate annuities. American Equity Investment Life Holding Company, a New York Stock Exchange Listed company (NYSE: AEL), is headquartered in West Des Moines, Iowa. For more information, please visit www.american-equity.com.
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